SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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FIRST BANCORP.
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[The following letter was mailed by First BanCorp to certain institutional holders of its common stock on October 10, 2007.]
October 10, 2007
[Shareholder Name]
[Address]
Dear [Shareholder]:
First BanCorp’s (the “Corporation”) annual stockholder’s meeting for this year will be held on October 31, 2007. There are only two matters for shareholder’s consideration at this meeting. One is the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and the other the election of nine directors. The Corporation is maintaining a classified Board of Directors for the upcoming shareholder meeting. In this regard, the Corporation is nominating José Teixidor and José L. Ferrer-Canals for a one year term expiring in 2008; Luis Beauchamp, Aurelio Alemán, Sharee Ann Umpierre-Catinchi, and Fernando Rodríguez—Amaro for a two year term expiring in 2009; and Frank Kolodziej, Héctor M. Nevares, and José F. Rodríguez for a three year term expiring in 2010. The other two directors of the Corporation, José Menéndez-Cortada and Jorge L. Díaz, have terms expiring in 2008.
The Corporation is aware that proxy advisory services are favoring annual elections for directors to ensure accountability of directors and preserve the rights of shareholders to appraise the performance of a director or directors in the discharge of their fiduciary responsibilities. Most of the reports advocating against classified boards base their positions on the view that having a staggered-board would result in an anti-take over measure, especially when coupled with other similar measures, such as poison pills. While we acknowledge that classified boards are typically looked upon as anti-take over measures, the Corporation’s intent in maintaining a classified board is not premised upon management entrenchment but rather to provide continuity of its members. In such regard, in considering annual elections versus continuing with a staggered board, the board members reached the conclusion that maintaining a classified board for the time being is in the best interest of the shareholders for the reasons elaborated below.

[Shareholder]	Page 2

Over the last two years the Corporation has traversed through tumultuous events that have engulfed management’s attention and energy. The Corporation was faced with a series of legal and accounting issue during this time. The resolution of these issues required the deployment of efforts by the Corporation that included active participation and collaboration of the members of the Board of Directors.
The management of these extraneous matters involved the active participation on the part of management and the Board of Directors. A detailed description of the legal and accounting issues affecting the Corporation over the past two years are further explained on Exhibit A to this letter. Additionally, a substantial amount of resources were spent in the resolution of these issues. Because of the foregoing, the Corporation understands that to ensure that the objectives set forth by the Board are accomplished it is essential that there be continuity in the composition of the Board of Directors. The Corporation is further of the view that continuing to have persons on the Board that went through the experience of the last two years for a certain period of time will assure the institutional memory necessary to avoid any such events from again occurring. A classified board at this time would, in the view of the Corporation, have this much desired effect.
It should be noted that another reason of force to have a classified board at this time is to be able to attract competent and experienced persons in the field deemed important to the business of the Corporation. Of the nine nominees, three are new Board members proposed for a three year term. The next annual meeting of stockholders is scheduled for April 30, 2008, which is only about 6 months after the conclusion of this year’s meeting. Without giving these new nominees a reasonable level of continuity and stability beyond a 6 month term, the Corporation’s success in attracting these individuals for service on the Board would have been doubtful.
We want to stress that the classified board in our case was not designed for purposes of entrenching current management or to fend against a take over. Other than continuing with a classified board, the Corporation has no anti-take over measures. The Corporation has no poison pill provisions, has no shares issued with multiple votes and all actions requiring stockholder approval must pass with majority votes. Any merger or acquisition proposal does not require a supermajority vote, just simple majority vote. All of the director nominees understand their respective responsibilities and are well aware that they must always act in the best interest of the shareholders to enhance shareholder value.

[Shareholder]	Page 3

The current directors recently went through this kind of legal guidance in its deliberations of a capital raise, which closed with the Bank of Nova Scotia on August 24, 2007.
It is also important to point out that as part of its internal evaluation occurring during the last two years, the Corporation in collaboration with the Corporate Governance and Nominating Committee and its consultants, has revamped and updated its corporate governance programs and structure. The most recent review includes among others, the actions listed in Exhibit B attached to this letter. It should be further noted that the Board of Directors, not less than annually, reviews all of its Corporate Governance standards and programs to ensure consistency with best practices.
We appreciate your time and attention to this matter, and your continued investment and interest in the Corporation. Should you have questions concerning any aspect of the foregoing, as well as any other issues regarding our Proxy Statement, please do not hesitate to contact me at (787) 729-8088.
Very truly yours,
/s/ Lawrence Odell
Lawrence Odell
LO/sa

Exhibit A
Legal and Accounting Issues Affecting the Corporation in years 2005 and 2006:
(i)	The Restatement Process. Pursuant to an Audit Committee investigation that began in August 2005 that ended in April 2006 and subsequent recommendations made in to the Board in full in respect thereto, the Corporation made the decision in early December 2005 to restate its audited financial statements for years ended December 31, 2004, 2003 and 2002. The restatement decision was based on two factors. One was the reclassification of mortgages purchased in bulk from two large mortgage originators in Puerto Rico starting in November 1999 through March 2005. Following a legal review of the matter by outside counsel, it was determined that the transactions did not qualify as true sales (principally for reasons of full recourse back to the seller) and therefore had to be reclassified. The transactions were subsequently accounted for a commercial loans secured by the residential mortgages, object of the original transactions. Additionally, the Audit Committee determined that the “short-cut” method of accounting permitted under SFAS 133 for derivative instruments was inappropriately used by the Corporation with respect to its hedging relationships to off-set the risks involved in its issuance of brokered certificates of deposits and certain medium term notes.

While the reclassification of the mortgage related transactions had no effect on the Corporation’s income statement, the misapplication of SFAS 133 to the Corporation’s derivative instruments and its inability to use “short-cut” method of accounting caused a non-cash loss of over $200 million as the hedge instruments were marked to market for the years restated. The restatement process was an arduous process that consumed an enormous amount of time of most of the persons associated with the financial reporting process. Finally, after employing long hours of work by management and countless meetings and executive sessions of the Board of Directors and the Audit Committee, the restatement was completed and an amended Form 10-K/A was filed on September 26, 2006. However, because the prior years needed to be restated, the audit for the next years, that is 2005 and 2006, could not be completed on a timely basis. Again, after devoting substantial amounts of time by all, the audited financial statement for 2005 was completed in February 2007, and those for 2006, was completed in July 2007. More recently, on September 24, 2007 the Corporation filed with the SEC, all pending quarterly financial reports on Form 10-Q bring the Corporation current with the SEC and NYSE financial reporting requirements.

(ii)	During the restatement process in 2006, management undertook the duty of evaluating the Corporation’s internal controls over financial reporting and concluded that there were a number of material weaknesses in various aspects and areas of the Corporation’s financial reporting function. These included the maintenance of an effective control environment as it relates to the flow of financial information to the appropriate persons within the organization and to the Corporation’s independent registered public accounting firm; ineffective anti-fraud controls; and insufficient accounting resources. The Corporation, with the continual active participation of its Board members, has worked towards the remediation of these deficiencies as rapidly as possible. Currently, all the aforementioned material weaknesses have been corrected.

(iii)	The Class Action Lawsuits. After the Corporation publicly announced in December 2005 that its audited financial statements for years 2004, 2003, 2002 and 2001 could not be relied upon, the price of the stock began to drop and shortly thereafter a number of securities class action lawsuits were filed against the Corporation. All lawsuits were consolidated into one legal action and transferred to the federal court in Puerto Rico. The class action law suit claimed damages against the Corporation in excess of $500 million. After the filing of the Corporation’s amended Form 10-K in September 2006 management embarked in an all out effort to attempt to settle this legal action. Efforts in this direction also consumed substantial time on the part of management and the members of the Board who were continuously consulted. After much discussion, the lawsuit was finally settled in August 2007 for the amount of $74.25 million, with the final court hearing to take place on November 28, 2007.

(iv)	The SEC Investigation. In October 2005, following an earlier informal inquiry, the SEC began a formal investigation with respect to the mortgage related transactions. After the amended Form 10-K for 2004 and preceding years was filed in September 2006 with the SEC management engaged in extensive discussions with the Enforcement Division of the SEC with a view to settling potential charges of securities laws violations. The Board of Directors had an active role in the settlement process with the SEC. Many meetings were held together with legal counsel to discuss the issues and the ramifications to the terms of the various proposed settlement. In August of this year the Corporation finally agreed to terms with the SEC by agreeing to pay a fine of $8.5 million and to consent to an injunction order to be issued by the federal court based on allegations that the Corporation did not admit or deny.

(v)	The Cease and Desists Orders. As a result of the reclassification of the mortgage related transactions, the FDIC and the Federal Reserve Bank of New York in March of 2006 issued two separate cease and desist orders (the “C&Ds”) to which the Corporation and FirstBank Puerto Rico (the “Bank’) consented. The C&Ds required that the Corporation and the Bank perform a review of its mortgage portfolio, prepare a liquidity contingency plan, a capital plan and complete a number of other deliverables. Dividend and debt redemption restrictions were also imposed. Subsequently, in August of 2006 the FDIC issued another C&D, to which the Bank consented, based on findings related to the Bank’s Bank Secrecy Act and anti-money laundering programs. This particular C&D required look back review of the Bank’s account and transaction activity for a fifteen-month period and the implementation of new program, and copious procedures and processes to enhance the Banks BSA/AML program. Similar to the other actions, management and the Board of Directors employed an incalculable amount of time as well as substantial resources in complying with the requirements under the three C&Ds.

Exhibit B
Most recent enhancements to the Corporate Governance structure:
•	Nine of the eleven directors meet the independence requirements of the NYSE, the SEC and the Corporation’s independence principles.

•	Appointed new Directors:
i)	Independent Director and additional financial expert to serve on the Audit Committee since November 2005 — Fernando Rodriguez Amaro.

ii)	Independent Directors — Frank Kolodziej and Héctor M. Nevares

iii)	Independent Director Nominee — José F. Rodríguez

iv)	Management Directors — Luis Beauchamp, also appointed Chairman of the Board, and Aurelio Alemán
•	Performed a legal review and updated all Committee charters and corporate governance documents as well as related bank management documents including, but not limited to, the Corporate Governance Guidelines and Principals, the Independence Principles for Directors, the Code of Ethics, the Code of Ethics for Senior Financial Advisors and the Insider Trading Policy, to:
i)	Provide consistency and to conform them to regulatory standards

ii)	Provide clearer understanding of the responsibilities and duties of the Board and its committees

iii)	Align the Committees’ responsibilities with those of industry’s best practices
•	Created the role of the Lead Independent Director, to which Mr. José Menéndez-Cortada was appointed in January 2006. The role of the Lead Independent Director includes involvement in the preparation and approval of the agenda of Board meetings, presides executive sessions and meetings where the Chairman of the Board is not present, and serves as a liaison between the Chairman of the Board, the Independent Directors, and senior management. The Lead Independent Director has the authority to call meetings of the independent director and is available to have direct communication with shareholders. Executive sessions for the non-management Directors of the Board are presided by the Lead Independent Director.

•	Created an Asset/Liability Risk Committee to address credit and investment issues.

•	Formulated a process to create an “ad hoc” committee, as required, to address non-recurring issues.

•	Created a Compliance Committee of the Board to oversee regulatory orders and examination reports.

•	Documented in the Audit Committee charter with respect to Committee’s responsibility of understanding the organization’s risk assessment and monitoring of risks.

•	Developed a Board training program, under the oversight of the Corporate Governance and Nominating Committee, where all Board members should attend no less than 8 hours of continuing education annually, focused on areas of specialty or current topics of Board member interest and relevance.

•	The Compensation and Benefits Committee retained external compensation consultants to evaluate SEC compensation disclosures and to review the appropriateness of the Board and Executive Compensation Structure.

•	Included overlapping of the Corporate Governance and Nominating Committee memberships with the Audit Committee to ensure good communication on governance items covered by the Audit Committee.

•	Established Stock Ownership requirements for Directors.

•	Established a policy regarding the selection of Directors.

•	Amended the Corporation’s by-laws to adopt a director resignation provision requiring the resignation, within a specified period of time, of any director that failed to be elected by majority vote at a stockholder’s meeting.

•	The nominating function was reassigned from the Compensation and Benefits Committee to the Corporate Governance and Nominating Committee.